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                                             [DEUTSCHE ASSET MANAGEMENT LOGO]
                                             A Member of the Deutsche Bank Group



Mr. Robert J. Hebron
New York Life Insurance and Annuity Corporation
51 Madison Avenue
New York, New York 10010

Re: Administrative Services

Dear Mr. Hebron:

New York Life Insurance and Annuity Corporation ("Life Company") will invest in one or more series funds (each a "Portfolio") of the Deutsche Asset Management VIT Funds ("Trust") as the underlying funding vehicle for certain variable annuity contracts and variable life insurance policies (collectively, the "Contracts") issued by Life Company. Deutsche Asset Management, Inc. ("DAMI") serves as the investment adviser to the Trust and in such capacity provides investment advisory and administrative services to the Trust and its Portfolios.

        Life Company hereby agrees to provide the services enumerated herein on a sub-administration basis to owners of Contracts ("Contract Owners") who are the beneficial owners of shares of the Portfolios. Such services shall consist of the following:

    1. Providing necessary personnel and facilities to establish and maintain Contract Owner accounts and records.

    2. Recording and crediting debits and credits to the accounts of Contract Owners.

    3. Paying the proceeds of redemptions to Contract Owners either by the check or by wire.

    4. Furnishing Fund prospectuses, proxy statements, annual and semi-annual reports to shareholders and other communications from the Fund to Contract Owners.

    5. Performing such shareholder servicing as may be required, which shall include but not be limited to responding to questions regarding account balances and other account inquiries.

    6.  Federal and state income tax withholding and reporting.







Deutsche Asset Management is the marketing name in the US for the asset management activities of Deutsche Bank AG, Deutsche Bank Trust Company Americas, Deutsche Bank Securities Inc., Deutsche Asset Management Inc., Deutsche Asset Management Investment Services Ltd., Deutsche Investment Management Americas Inc. and Scudder Trust Company.




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                                             [DEUTSCHE ASSET MANAGEMENT LOGO]
                                             A Member of the Deutsche Bank Group


    7. Providing such other assistance and services as may reasonably be requested by the Fund.


    In recognition of Life Company providing such services and the administrative cost savings to the Portfolios and the Trust, DAMI will pay Life Company the fees set forth in Exhibit A hereto ("Fees").

    In the event that the Investment advisory and/or administration fees paid by the Portfolio to DAMI are reduced by the Board of Trustees of the Trust pursuant to an amendment of the applicable agreement, or because, in good faith opinion of the Trust, based upon an opinion of counsel reasonably acceptable to Life Company, such payments are, will or may be in contravention or violation of any law, rule, regulation, court decision or order, or out-of-court settlement of actual or threatened litigation or enforcement position of any regulatory body having jurisdiction over the Trust (taken together, " Change in Law"), the Fees shall be adjusted accordingly to conform to such Change in Law on terms and conditions deemed fair and equitable by DAMI.

    Either party may terminate this Agreement, without penalty, on 60 days written notice to the other party, except that the Fees set forth in Exhibit A shall continue as long as the assets underlying the Contracts issued by Life Company are allocated to the Trust. Unless so terminated, this Agreement shall continue in effect for so long as DAMI, or its successor(s) in interest, continues to perform in an advisory capacity for the Trust and for so long as any Contract values or any monies attributable to Life Company are in the Trust.

    Each party hereto shall indemnify and hold harmless ("Indemnifying Party") the other party and each of its officers, directors, trustees, employees, and agents (individually and collectively and "Indemnified Party") from and against any and all losses, claims, damages, liabilities, costs, and expenses (including reasonable attorneys' fees) ("Loss") arising out of (i) any violation by the Indemnifying Party of any law, rule, regulation, court order or enforcement position of any regulatory body having jurisdiction over either party, (ii) the Indemnifying party's performance of or failure to perform its obligations under, or in connection with this Agreement except that an Indemnifying Party shall have no liability to the extent such Losses result from the negligence, willful misconduct or breach of this of this Agreement by an Indemnified Party. In no event shall any party be liable for any special, consequential, or Incidental damages. The indemnification under this Agreement is in addition to (but not duplicative of), and not in lieu of, any indemnification provided under any Fund Participation Agreement entered into between the parties.


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                                             [DEUTSCHE ASSET MANAGEMENT LOGO]
                                             A Member of the Deutsche Bank Group


    If you are in agreement with the foregoing, please sign a copy and return it to the undersigned.


Sincerely,

Deutsche Asset Management, Inc.      Accepted and Agreed:
                                     New York Insurance and Annuity Corporation

By: /s/ William G. Butterly III      By: /s/ Robert J. Hebron
    ---------------------------          ---------------------------------
    WILLIAM G. BUTTERLY, III             Robert J. Hebron, Senior Vice President
    ---------------------------

Date: 1/16/03                        Date: December 31, 2002
     --------------------------



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                                             [DEUTSCHE ASSET MANAGEMENT LOGO]
                                             A Member of the Deutsche Bank Group


Exhibit A


                      Deutsche Asset Management VIT Funds


Fees

        For each of the following Portfolios, DAMI agrees to pay Life Company a quarterly amount that is equal on an annual basis to the specified percentage of the average combined daily net assets of all of the shares of the Portfolio held in the Life Company's segregated asset accounts pursuant to the applicable Participation Agreement:

        Portfolio                                       Fees for Administrative Services
        ---------                                       --------------------------------

        EAFE Equity Index Fund, Class A Shares          ___ of 1%, or if net assets in EAFE Equity
                                                        Fund exceed $100 million then ___ of 1%

        Small Cap Index Fund, Class A Shares            ___ of 1% or if net assets in Small Cap Index
                                                        Fund exceed $100 million then ___ of 1%


If aggregate Contract assets in all Portfolios exceed $500 million then Deutsche Asset Management will renegotiate fees.